Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Petroleum Development Corporation:
We consent to the use of our report dated May 22, 2007, with respect to the consolidated balance sheet of Petroleum Development Corporation as of December 31, 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2006, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated May 22, 2007 on the consolidated financial statements refers to a change in accounting for share based payments and a change in the method of quantifying errors in 2006.
/s/ KPMG LLP
Pittsburgh, Pennsylvania
November 26, 2008